Exhibit 3.19

ARTICLES OF INCORPORATION OF GB FRANCHISE CORPORATION

ONE: The name of this Corporation is:

GB FRANCHISE CORPORATION

TWO: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in the State of California of this Corporation’s initial agent for service of process is:

Robert V. Gibson, Esq.

GIBSON & HAGLUND

245 Fischer Avenue, Suite A-1

Costa Mesa, CA 92626

FOUR: This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is one hundred thousand (100,000).

DATED at Costa Mesa, California, on January 5, 1988.

I hereby declare that I am the person who executed the above Articles of Incorporation and that such execution is my act and deed.